 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 28, 2011, except for the matter described in Note 1 as to which the date is February 6, 2012, on our audit of the consolidated financial statements of Midas Medici Group Holdings, Inc. and Subsidiaries (formerly Consonus Technologies, Inc.) as of December 31, 2010 and 2009 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 6, 2012